Exhibit 99.1

2006 EMPLOYEE STOCK PURCHASE PLAN
OF
OVERLAND STORAGE, INC.

A-ii

2006 EMPLOYEE STOCK PURCHASE PLAN
OF OVERLAND STORAGE, INC.

1.             PURPOSE.

The purpose of this Plan is to provide an opportunity for Employees of the Corporation and its Designated Subsidiaries, to purchase Common Stock of the Corporation and thereby to have an additional incentive to contribute to the prosperity of the Corporation.  It is the intention of the Corporation that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, although the Corporation makes no undertaking nor representation to maintain such qualification.

2.             DEFINITIONS.

(a)           “Board” shall mean the Board of Directors of the Corporation.

(b)           “Base Compensation” shall mean, with respect to each Participant for each pay period, such Participant’s Compensation, excluding (i) Bonus Compensation; (ii) any amounts contributed by the Corporation or a Designated Subsidiary to any pension plan, deferred compensation plan, or other similar plan; (iii) any automobile allowance (or reimbursement for such expenses); and (iv) any amounts paid as a starting bonus or finder’s fee.

(c)           “Bonus Compensation” shall mean, with respect to each Participant for each period with respect to which a cash bonus is payable to such Employee, the amount of the cash bonus payable to such Participant for such period.  Except as determined by the Committee, Bonus Compensation does not include: (i) any amounts contributed by the Corporation or a Designated Subsidiary to any pension plan, deferred compensation plan, or other similar plan; (ii) any automobile allowance (or reimbursement for such expenses); or (iii) any amounts paid as a starting bonus or finder’s fee.

(d)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           “Committee” shall mean the committee appointed by the Board in accordance with Section 12 of the Plan.

(f)            “Common Stock” shall mean the common stock of the Corporation, or any stock into which such Common Stock may be converted.

(g)           “Compensation” shall mean an Employee’s wages or salary and other amounts payable to an Employee on account of personal services rendered by the Employee to the Corporation or a Designated Subsidiary and which are reportable as wages or other compensation on the Employee’s Form W-2, plus pre-tax contributions of the Employee under a cash or deferred arrangement (“401(k) plan”) or cafeteria plan maintained by the Corporation or a Designated Subsidiary, but excluding, however, (1) non-cash fringe benefits, (2) special payments as determined by the Committee (e.g., moving expenses, unused vacation, severance pay), (3) income from the exercise of stock options or other stock purchases and (4) any other items of Compensation as determined by the Committee.

(h)           “Corporation” shall mean Overland Storage, Inc., a California corporation.

(i)            “Designated Subsidiary” shall mean a Subsidiary that has been designated by the Board as eligible to participate in the Plan.

(j)            “Employee” shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by the Corporation or a Designated Subsidiary on the payroll records of the Corporation or Designated Subsidiary during the relevant participation period.

(k)           “Entry Date” shall mean the first day of each Option Period.

(l)            “Exercise Date” shall mean the last business day of each Exercise Period.

(m)          “Exercise Period” shall mean a three-month, six-month or other period as determined by the Board.  The first Exercise Period during an Option Period shall commence on the first day of such Option Period.  Subsequent Exercise Periods, if any, shall run consecutively after the termination of the preceding Exercise Period.  The last Exercise Period in an Option Period shall terminate on the last day of such Option Period.

(n)           “Fair Market Value” shall mean the value of one (1) share of Common Stock on the relevant date, determined as follows:

(1)           If the shares are traded on any established securities exchange or national market system, the reported “closing price” on the last trading date immediately preceding the relevant date;

(2)           If the shares are not traded on an established securities exchange or national market system, the fair market value as determined by the Committee in good faith.  Such determination shall be conclusive and binding on all persons.

(o)           “Maximum Percentage” shall mean the maximum percentage of (i) Base Compensation, or (ii) Base Compensation and Bonus Compensation, which a Participant may elect to have withheld from Compensation pursuant to Section 4.  The Maximum Percentage will be fifteen percent (15%) unless a lower percentage amount is designated by the Committee with respect to an Option Period.

(p)           “Option Period” shall mean a period of up to twenty-seven (27) months as determined by the Committee.  The Board may determine that the Option Period and the Exercise Period are the same.  The first Option Period shall commence on February 5, 2007.

(q)           “Parent” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, as described in Code Section 424(e).

(r)            “Participant” shall mean a participant in the Plan as described in Section 4 of the Plan.

(s)           “Plan” shall mean this 2006 Employee Stock Purchase Plan of Overland Storage, Inc.

(t)            “Shareholder” shall mean a record holder of shares entitled to vote shares of Common Stock under the Corporation’s by-laws.

(u)           “Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, as described in Code Section 424(f).

3.             ELIGIBILITY.

Any Employee regularly employed on a full-time basis by the Corporation or by any Designated Subsidiary on an Entry Date shall be eligible to participate in the Plan with respect to the Option Period commencing on such Entry Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one pay period) prior to an Entry Date to be eligible to participate with respect to that Entry Date and provided further that (1) the Board may extend eligibility to part-time Employees pursuant to criteria and procedures established by the Committee and (2) the Board may impose an eligibility period on participation of up to two years with respect to participation on any prospective Entry Date.  The Board may also determine that a designated group of highly compensated Employees (e.g., Employees subject to Section 16(b) of the Securities Exchange Act of 1934) is ineligible to participate in the Plan.  An Employee shall be considered employed on a full-time basis unless his or her customary employment is less than 20 hours per week or five months per year.  No

Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)), shares of stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Corporation, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Parents or Subsidiaries.  All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Code Section 423(b)(5).  The Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

4.             PARTICIPATION.

4.1           An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by filing, on a date prescribed by the Committee prior to an applicable Entry Date, a completed payroll deduction authorization and Plan enrollment form provided by the Corporation.  An eligible Employee may authorize payroll deductions at the rate of any whole percentage (i.e., 1%, 2%, 3%, etc.), up to the Maximum Percentage, of either (i) the Employee’s Base Compensation, or (ii) the Employee’s Base Compensation and Bonus Compensation, as elected by the Employee in the payroll deduction authorization and Plan enrollment form.  If an Employee has elected to participate in the Plan but has not made an election whether payroll deductions should be calculated and withheld from the Employee’s Base Compensation, or from the Employee’s Base Compensation and Bonus Compensation, then payroll deductions shall be calculated and withheld from such Employee’s Base Compensation only.  All payroll deductions may be held by the Corporation and commingled with its other corporate funds.  No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Committee.  A separate bookkeeping account for each Participant shall be maintained by the Corporation under the Plan and the amount of each Participant’s payroll deductions shall be credited to such account.  A Participant may not make any additional payments into such account.

4.2           Under procedures established by the Committee, a Participant may suspend or discontinue participation in the Plan at any time during an Exercise Period by completing and filing a new payroll deduction authorization and Plan enrollment form with the Corporation.  A Participant may at any time increase or decrease his or her rate of payroll deductions, or change his or her election of the portion of Compensation (i.e., Base Compensation, or Base Compensation and Bonus Compensation) from which payroll deductions will be calculated and withheld, by filing a new payroll deduction authorization and Plan enrollment form.  Changes in rate shall be effective as soon as reasonably practicable after the Corporation has received such form.  Changes in the portion of Compensation from which payroll deductions will be calculated and withheld will be effective for the next commencing Exercise Period, subject to continuing eligibility of the Participant pursuant to Section 3.  The Committee may establish rules limiting the frequency with which Participants may increase or decrease the rate of payroll deduction, or change the election of the portion of Compensation from which payroll deductions will be calculated and withheld, and may impose a waiting period on Participants wishing to increase the rate of payroll deductions after a decrease.  If a new payroll deduction authorization and Plan enrollment form is not filed with the Corporation, the rate of payroll deductions and the portion of Compensation from which payroll deductions will be calculated and withheld shall continue as originally elected (i) throughout the Option Period and (ii) subject to continued eligibility as determined under Section 3, for succeeding Option Periods; unless in either case the Committee determines to change the Maximum Percentage.

If a Participant suspends participation during an Exercise Period, his or her accumulated payroll deductions will remain in the Plan for purchase of shares as specified in Section 6 on the following Exercise Date, but the Participant will not again participate until he or she completes a new payroll deduction authorization and Plan enrollment form.  The Committee may establish rules limiting the frequency with which Participants may suspend and resume payroll deductions under the Plan and may impose a waiting period on Participants wishing to resume suspended payroll deductions.  If a Participant discontinues participation in the Plan, the amount credited to the Participant’s individual account shall be paid to the Participant without interest (except where required by local law).

4.3           In the event any Participant terminates employment with the Corporation or any Subsidiary for any reason (including death) prior to the expiration of an Option Period, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid to the Participant or the Participant’s estate without interest (except where required by local law).  Whether a termination of employment has occurred shall be determined by the Committee.  The Committee may also establish rules regarding when change of employment status (e.g., from full-time to part-time) will be considered to be a termination of employment, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Corporation and its Subsidiaries.  For purposes of the Plan, employment shall not be deemed to terminate when the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed three months, or if longer, so long as the Participant’s right to reemployment with the Corporation or a Designated Subsidiary is provided either by statute or by contract.  If the leave of absence exceeds three months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such three-month period.

In the event of a Participant’s death, any accumulated payroll deductions will be paid, without interest, to the estate of the Participant.

5.             OFFERING.

5.1           The maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be 500,000 shares.  The Board may designate any amount of available shares for offering for any Option Period determined pursuant to Section 5.2.

5.2           Each Option Period, Entry Date and Exercise Period shall be determined by the Board, provided that the first Option Period shall commence on February 5, 2007.  The Board shall have the power to change the duration of future Option Periods or future Exercise Periods, and to determine whether to have overlapping Option Periods, with respect to any prospective offering, without Shareholder approval, and without regard to the expectations of any Participants.

5.3           With respect to each Option Period, each eligible Employee who has elected to participate as provided in Section 4.1 shall be granted an option to purchase that number of shares of Common Stock which may be purchased with the payroll deductions accumulated on behalf of such Employee during each Exercise Period within such Option Period at the purchase price specified in Section 5.4 below; provided, however, (1) in no event shall the Employee be entitled to accrue rights to purchase shares under the Plan (and all other employee stock purchase plans, as defined in Code Section 423, of the Corporation and its Parents and Subsidiaries) at a rate which exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for any calendar year in which such option is outstanding at any time, and (2) the maximum shares subject to any option shall in no event exceed 1,500.

5.4           The option price under each option shall be 95% (the “Designated Percentage”) of the Fair Market Value on the Exercise Date on which the Common Stock is purchased.  Notwithstanding the foregoing, the Board or Committee may, in its discretion, do either or both of the following:

(a)           Change the Designated Percentage with respect to any future Option Period, but not below 85%.

(b)           Determine the option price for any future Option Period as the lower of (i) the Designated Percentage of the Fair Market Value of the Common Stock on the Entry Date on which an option is granted, or (ii) the Designated Percentage of the Fair Market Value on the Exercise Date on which the Common Stock is purchased.

5.5           If the total number of shares of Common Stock for which options granted under the Plan are exercisable exceeds the maximum number of shares offered on any Entry Date, the number of shares which may be purchased under options granted on the Entry Date shall be reduced on a pro rata basis in as nearly a uniform manner as shall be practicable and equitable.  In this event, payroll deductions shall also be reduced or refunded accordingly.  If an Employee’s payroll deductions during any Exercise Period exceed the purchase price for the maximum number of shares permitted to be purchased under Section 5.3, the excess shall be refunded to the Participant without interest (except where otherwise required by local law).

5.6           If the option price is determined in accordance with Section 5.4(b), then in the event that the Fair Market Value of the Common Stock is lower on the first day of an Exercise Period within an Option Period (subsequent “Reassessment Date”) than it was on the Entry Date for such Option Period, all Employees participating in the Plan on the Reassessment Date shall be deemed to have relinquished the unexercised portion of the option granted on the Entry Date and to have enrolled in and received a new option commencing on such Reassessment Date, unless the Board has determined not to permit overlapping Option Periods or to restrict such transfers to lower price Option Periods.

6.             PURCHASE OF STOCK.

Upon the expiration of each Exercise Period, a Participant’s option shall be exercised automatically for the purchase of that number of full shares of Common Stock which the accumulated payroll deductions credited to the Participant’s account at that time shall purchase at the applicable price specified in Section 5.4.  A Participant’s option may be exercised, during the Participant’s lifetime, only by the Participant.

7.             PAYMENT AND DELIVERY.

Upon the exercise of an option, the Corporation shall deliver to the Participant the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant’s account not used for the purchase.  The Board may permit or require that shares be deposited directly with a broker designated by the Participant (or a broker selected by the Committee) or to a designated agent of the Corporation, and the Committee may utilize electronic or automated methods of share transfer.  The Board may require that shares be retained with such broker or agent for a designated period (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares.  To the extent the unused cash balance represents a fractional share, the unused cash balance credited to the Participant’s account shall be carried over to the next Exercise Period, if the Participant is also a Participant in the Plan at that time or refunded to the Participant, as determined by the Committee.  The Corporation shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable.  No Participant shall have any voting, dividend, or other Shareholder rights with respect to shares subject to any option granted under the Plan until the option has been exercised and shares issued.  Notwithstanding anything herein to the contrary, no shares of Common Stock shall be purchased or delivered under the Plan until the Shareholders have approved the adoption of the Plan.

8.             RECAPITALIZATION.

If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the share limit of Section 5.3 and the maximum number of shares specified in Section 5.1 shall be proportionately increased or decreased, the terms relating to the purchase price with respect to the option shall be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

The Board also shall proportionally adjust the number of shares specified in Section 5.1, as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares subject to any individual option, in such manner as the Board deems appropriate and equitable, in the event the Corporation effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of shares of its outstanding Common Stock.

The Board’s determinations under this Section 8 shall be conclusive and binding on all parties.

9.             MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.

In the event of the proposed liquidation or dissolution of the Corporation, the Option Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with or into another corporation, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as an Exercise Date, and all outstanding options shall be deemed exercisable on such date or (3) all outstanding options shall terminate and the accumulated payroll deductions shall be returned to the Participants.

10.          TRANSFERABILITY.

Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be void and without effect.  If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the participant to discontinue participation in the Plan pursuant to Section 4.2.

11.          AMENDMENT OR TERMINATION OF THE PLAN.

11.1         The Plan shall continue indefinitely unless terminated in accordance with Section 11.2.

11.2         The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the Shareholders, no such revision or amendment shall:

(a)           increase the number of shares subject to the Plan, other than an adjustment under Section 8 of the Plan;

(b)           materially modify the requirements as to eligibility for participation in the Plan, except as otherwise specified in this Plan;

(c)           materially increase the benefits accruing to Participants;

(d)           reduce the purchase price specified in Section 5.4, except as specified in Section 8; or

(e)           amend this Section 11.2 to defeat its purpose.

12.          ADMINISTRATION.

The Board shall appoint a Committee consisting of at least two members who will serve for such period as the Board may specify and who may be removed by the Board at any time.  The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duties, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan.  The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board.

Decisions of the Board and the Committee shall be final and binding upon all participants.  Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held.  The Corporation shall pay all expenses incurred in the administration of the Plan.  No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

13.          COMMITTEE RULES FOR FOREIGN JURISDICTIONS.

The Committee may adopt rules or procedures relating to the operation and administration of the Plan in non-United States jurisdictions to accommodate the specific requirements of local laws and procedures.  Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements.

14.          SECURITIES LAWS REQUIREMENTS.

The Corporation shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

15.          GOVERNMENTAL REGULATIONS.

This Plan and the Corporation’s obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

16.          NO ENLARGEMENT OF EMPLOYEE RIGHTS.

Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Corporation or any Designated Subsidiary or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee at any time.

17.          GOVERNING LAW.

This Plan shall be governed by California law.

IN WITNESS WHEREOF, the Board has adopted this Plan on September 19, 2006 subject to Shareholder approval within 12 months of such date, and the Corporation has caused its duly authorized officer to execute this document in the name of the Corporation.

OVERLAND STORAGE, INC.
By:	/s/ Vernon A. LoForti
Vernon A. LoForti
Its:	Vice President, Chief Financial Officer
and Corporate Secretary